                                                                    EXHIBIT 12.1

        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                (in thousands)

                                                                     Years Ended December 31,
                                                    ------------------------------------------------------
                                                        1992        1993        1994       1995       1996
                                                    ---------   ---------   ---------  ---------  ---------
Estimated interest portion of rent expense              $126        $158        $183       $175       $211
Preferred Stock Dividends                                 --          --          --         --         --
                                                        ____        ____        ____       ____       ____
Fixed Charges and Preferred Stock Dividends             $126        $158        $183       $175       $211
                                                        ====        ====        ====       ====       ====

Net Loss                                            $(15,393)   $(19,654)   $(29,185)  $(33,596)  $(17,177)
Fixed Charges and Preferred Stock Dividends              126         158         183        175        211
                                                    --------    --------    --------   --------   --------

Deficiency of earnings to cover fixed charges
 and preferred stock dividends                      $(15,267)   $(19,496)   $(29,002)  $(33,421)  $(16,966)
                                                    ========    ========    ========   ========   ========

Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends                            --          --          --         --         --


For the years ended December 31, 1992, 1993, 1994, 1995, and 1996, earnings were insufficient to cover fixed charges and preferred stock dividends. For this reason, no ratios are provided.